March 3, 2006

Mail Stop 4561

By U.S. Mail and facsimile to (704) 386-4579

Mr. Alvaro G. de Molina
Chief Financial Officer
Bank of America Corporation
100 N. Tryon Street
Charlotte, NC  28255

Re:	Bank of America Corporation
	Form 10-K filed March 1, 2005
	File No. 1-06523

Dear Mr. de Molina:

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.


								Sincerely,



	                         					John P.
Nolan
								Accounting Branch Chief